Exhibit 99.1

                             Contacts: Evan Myrianthopoulos
                                       Vice President of Finance
                                       Discovery Laboratories, Inc.
                                       215.340.4699 ext. 113

                                       Brad Miles
                                       BMC Communications Group
                                       212.477.9007 ext. 17

                  DISCOVERY LABORATORIES COMPLETES $7.7 MILLION
                                PRIVATE PLACEMENT

             Financing allows Discovery to begin Surfaxin(R) - Based
                        Respiratory Drug Delivery Program

Doylestown, PA, October 2, 2001 -- Discovery Laboratories, Inc. (NASDAQ: DSCO) announced today the completion of a private placement in which the company raised approximately $7.7 million in gross proceeds. Pursuant to the offering, the Company sold units consisting of an aggregate of approximately 3.5 million shares of common stock, and warrants to purchase approximately 700,000 shares of common stock. The offering price per unit of $2.175 represented an "at market" price per common share based on the average of the daily closing bid price of the common stock for the five trading days immediately preceding the closing date of the offering plus a nominal price per warrant. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.365 per share of common stock.

The lead investor in the offering was SAFECO through its Growth Opportunities and RST Growth Opportunities Funds for an aggregate investment of $3.75 million. Other investors included Ursus Capital LP; Ursus Offshore Ltd.; Deutsche Bank Securities; and Valor Capital Management, LP. Jesup and Lamont Securities Corporation acted as the placement agent for the financing.

The proceeds from the offering will be used for (i) the funding of development programs using Surfaxin(R) as a respiratory drug delivery vehicle and as an aerosol formulation for new therapeutic indications including severe, acute asthma, and (ii) for other working capital and general corporate purposes. Discovery has engaged Dr. Ralph Niven, an expert in the respiratory drug delivery field, to manage the program. Dr. Niven was formerly Vice President of Development at Advanced Inhalation Research. He also held drug delivery development positions at Amgen and Valentis. He will be responsible for establishing and running Discovery's drug delivery operations on the West Coast.


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"We are very pleased with the confidence and strong interest shown by investors in Discovery in this difficult market environment," commented Robert J. Capetola, Ph.D., President and Chief Executive Officer of Discovery. "This offering allows us to proceed with development work on Surfaxin(R) for pulmonary drug delivery and asthma. We believe that Surfaxin(R) can make an excellent drug delivery vehicle for pharmaceutical products due to its potentially superior surface active properties and its ability to penetrate deep in the lung."

Discovery is a Pennsylvania-based bio-pharmaceutical company whose mission is to develop and commercialize medically novel therapeutics for critical care. Presently, Discovery has four late stage clinical trials of Surfaxin(R) underway. Surfaxin(R) is the subject of a landmark Phase 3 pivotal clinical trial in idiopathic respiratory distress syndrome (IRDS) in pre-mature newborns as well as a second supportive Phase B trial. Surfaxin(R) is also the subject of a pivotal Phase 3 clinical trial in meconium aspiration syndrome (MAS) in full-term newborns. In addition, Discovery is running a Phase 2 clinical trial in acute respiratory distress syndrome (ARDS) in adults in the United States. MAS and ARDS are diseases for which there are no approved therapies anywhere in the world. Discovery is also currently establishing a development strategy for its second product, SuperVent(TM), to treat certain inflammatory respiratory diseases such as cystic fibrosis and chronic bronchitis. The Company has been awarded an Orphan Products Development Grant for MAS and has received Fast Track designation for Surfaxin(R) from the FDA for MAS and ARDS. The Company has previously been granted Orphan Drug Status for Surfaxin(R) from the FDA for MAS, IRDS and ARDS, and has recently received Orphan Product Status from the European Medicines Evaluation Agency (EMEA) for MAS. Surfaxin(R) was invented and initially developed at The Scripps Research Institute. More information about Discovery is available on the company's web site at: www.discoverylabs.com. The shares of common stock issued in the private placement have not been registered under the Securities Act of 1933 and may not be reoffered or sold in the United States absent registration or an applicable exemption for the registration requirements of such Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. The Company plans to file a registration statement covering such shares, as well as the shares issuable upon exercise of the warrants and the placement warrants, within 30 days.

To the extent that statements in this press release are not strictly historical, including statements as to the Company's business strategy, outlook, objectives, plans intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's product development, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, the risk that the Company will not be able to raise additional capital or enter into additional collaboration agreements, risks relating to the progress of the Company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the Company's periodic filings with the Securities and Exchange Commission including the most recent reports on Form 10-KSB, 8-K and 10-QSB, and amendments thereto.


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